Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus
Supplement dated March 7, 2011
Registration No. 333-172641
March 7, 2011

Pricing Term Sheet

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

3.500% Senior Notes due 2016

Issuers:	DIRECTV Holdings LLC DIRECTV Financing Co., Inc.
Principal Amount:	$1,500,000,000
Maturity:	March 1, 2016
Coupon:	3.500%
Price to Public:	99.811%
Yield to maturity:	3.542%
Spread to Benchmark Treasury:	+135 basis points
Benchmark Treasury:	2.125% due 02/29/2016
Benchmark Treasury Spot and Yield:	99-22; 2.192%
Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing September 1, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 20 basis points
Trade Date:	March 7, 2011
Settlement Date:	March 10, 2011 (T+3)
Denominations:	$2,000 x $1,000
CUSIP:	25459H AY1
Ratings:	Moody’s: Baa2; S&P: BBB; Fitch: BBB- Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated Barclays Capital Inc. RBS Securities Inc. UBS Securities LLC
Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Santander Investment Securities Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Mitsubishi UJF Securities (USA), Inc.

Mizuho Securities USA Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

U.S. Bancorp Investments, Inc.

Pricing Term Sheet

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

5.000% Senior Notes due 2021

Issuers:	DIRECTV Holdings LLC DIRECTV Financing Co., Inc.
Principal Amount:	$1,500,000,000
Maturity:	March 1, 2021
Coupon:	5.000%
Price to Public:	99.559%
Yield to maturity:	5.057%
Spread to Benchmark Treasury:	+155 basis points
Benchmark Treasury:	3.625% due 02/15/2021
Benchmark Treasury Spot and Yield:	100-31+; 3.507%
Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing September 1, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 25 basis points
Trade Date:	March 7, 2011
Settlement Date:	March 10, 2011 (T+3)
Denominations:	$2,000 x $1,000
CUSIP:	25459H BA2
Ratings:	Moody’s: Baa2; S&P: BBB; Fitch: BBB- Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated Barclays Capital Inc. RBS Securities Inc. UBS Securities LLC
Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Santander Investment Securities Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Mitsubishi UJF Securities (USA), Inc.

Mizuho Securities USA Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

U.S. Bancorp Investments, Inc.

Pricing Term Sheet

DIRECTV Holdings LLC

DIRECTV Financing Co., Inc.

6.375% Senior Notes due 2041

Issuers:	DIRECTV Holdings LLC DIRECTV Financing Co., Inc.
Principal Amount:	$1,000,000,000
Maturity:	March 1, 2041
Coupon:	6.375%
Price to Public:	99.949%
Yield to maturity:	6.379%
Spread to Benchmark Treasury:	+175 basis points
Benchmark Treasury:	4.250% due 11/15/2040
Benchmark Treasury Spot and Yield:	93-29; 4.629%
Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing September 1, 2011
Make-whole call:	At any time at a discount rate of Treasury plus 30 basis points
Trade Date:	March 7, 2011
Settlement Date:	March 10, 2011 (T+3)
Denominations:	$2,000 x $1,000
CUSIP:	25459H AZ8
Ratings:	Moody’s: Baa2; S&P: BBB; Fitch: BBB- Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated Barclays Capital Inc. RBS Securities Inc. UBS Securities LLC
Co-Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

Santander Investment Securities Inc.

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Mitsubishi UJF Securities (USA), Inc.

Mizuho Securities USA Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

U.S. Bancorp Investments, Inc.

As Adjusted Financial Information:

After giving effect to this offering of notes (and prior to any application of the proceeds therefrom), as of December 31, 2010, our total long-term indebtedness would have been $14,462 million.

The issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037 or calling Morgan Stanley & Co. Incorporated toll-free at (866) 718-1649.